Exhibit 99.1

Fortress Value Acquisition Corp. V Announces Closing of

Fully-Exercised Over-Allotment Option in Connection with its Initial Public Offering

NEW YORK, NY, March 9, 2026 – Fortress Value Acquisition Corp. V (NASDAQ: FVAV) (www.fortressvalueac5.com) (the “Company”), today announced that the underwriter, pursuant to the terms of the underwriting agreement, exercised in full its previously announced option to purchase up to 3,750,000 newly issued Class A ordinary shares to cover over-allotments, generating additional gross proceeds of $37,500,000. Following the full exercise of the over-allotment option, the total aggregate issuance by the Company of 28,750,000 Class A ordinary shares at a price of $10.00 per share resulted in gross proceeds of $287,500,000.

The Class A ordinary shares began trading on the Nasdaq Global Market under the ticker symbol “FVAV” on February 26, 2026.

Deutsche Bank Securities Inc. served as the sole underwriter for the offering.

A registration statement relating to the securities became effective on February 25, 2026, in accordance with Section 8(a) of the Securities Act of 1933, as amended. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

For more information, please contact:

Mark Lane

Managing Director, Corporate Communications

Fortress Investment Group LLC

212 479 5298